                                                                 EXHIBIT 99.1

U.S. AUTO PARTS NETWORK, INC. NAMES TED SANDERS, CHIEF FINANCIAL OFFICER

Sanders brings 25 years of online, retail, technology finance experience

CARSON, CA – February 17, 2009 – U.S. Auto Parts Network, Inc. (Nasdaq: PRTS), a leading online provider of aftermarket auto parts and accessories, today announced that effective February 16, 2009, the Company has appointed Theodore R. (“Ted”) Sanders, Jr. as Chief Financial Officer.

Mr. Sanders brings over 25 years of diversified financial and operational management experience in both public and privately held companies and “Big Four” public accounting to US Auto Parts. He joins the Company after most recently serving as Chief Financial Officer of ViewSonic Corporation.  Prior to joining ViewSonic Corporation, from 1997 to 2007 Mr. Sanders served as Chief Financial Officer of public company PC Mall, Inc., a marketer of technology products with over $1.2 billion in revenue in 2007, where he helped the company grow organically and through acquisition to offer over 125,000 different products to over ten million customers. Mr. Sanders also successfully off-shored and managed certain sales and back-office functions to Canada and the Philippines.

Prior to PC Mall, Mr. Sanders was the controller and Director of Finance for BAX Global, a $1.7 billion subsidiary of The Pittston Company, a global business and security services company. At Pittston, he also served as the Director of Internal Audit.  Mr. Sanders started his career at Deloitte & Touche LLP and is a Certified Public Accountant.

“Ted’s background is a perfect complement to U.S. Auto Parts,” said Shane Evangelist, Chief Executive Officer.  “He comes from an organization where he optimized a complex, multi-national e-commerce business model - like ours, and he maximized that model within a low-margin industry. I am confident he will excel at coordinating the constantly moving cost thresholds and logistics of drop-ship and stock-ship distribution as he has previously, as well as the variable cost model of off-shore provision of services. Ted will be a great asset to U.S. Auto Parts and we are pleased to have him on the ground.”

"I am very excited to join an innovative company like U.S. Auto Parts at a time when the market is poised to take advantage of USAP’s products and services," said Mr. Sanders. "I think U.S. Auto Parts has tremendous potential and I look forward to rolling up my sleeves and partnering with the rest of the management team."

About U.S. Auto Parts Network, Inc.
Established in 1995, U.S. Auto Parts is a leading online provider of automotive aftermarket parts, including body parts, engine parts, performance parts and accessories. Through the Company's network of websites, U.S. Auto Parts provides individual consumers with a broad selection of competitively priced products that are mapped by a proprietary product database to product applications based on vehicle makes, models and years. U.S. Auto Parts' flagship websites are located at www.partstrain.com and www.autopartswarehouse.com and the Company's corporate website is located at www.usautoparts.net. U.S. Auto Parts is headquartered in Carson, California.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are based on management's current expectations, estimates and projections about the Company's business and its industry, as well as certain assumptions made by the Company. Words such as ''anticipates,'' ''expects,'' ''intends,'' ''plans,'' ''believes,'' ''seeks,'' "estimates," "may,'' ''will'' and variations of these words or similar expressions are intended to identify forward-looking statements.  These statements include, but are not limited to, the Company's expectations regarding its future operating results and financial condition, impact of changes in our key operating metrics, our potential growth, our liquidity requirements, and the status of our auction rate preferred securities. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.  Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, marketplace illiquidity; demand for the Company's products; the potential economic downturn that could adversely impact retail sales; increases in commodity and component pricing that would increase the Company’s per unit cost and reduce margins; the competitive and volatile environment in the Company's industry; the Company's ability to expand and price its product offerings, control costs and expenses, and provide superior customer service; the mix of products sold by the Company; the Company’s need to assess impairment of intangible assets and goodwill; the effect and timing of technological changes and the Company's ability to integrate such changes and maintain, update and expand its infrastructure and improve its unified product catalog;  the Company's ability to improve customer satisfaction and retain, recruit and hire key executives, technical personnel and other employees in the positions and numbers, with the experience and capabilities, and at the compensation levels needed to implement the Company's business plans both domestically and internationally; the Company's cash needs; any changes in the search algorithms by leading Internet search companies; and the Company’s ability to comply with Section 404 of the Sarbanes-Oxley Act and maintain an adequate system of internal controls; any remediation costs or other factors discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"), including the Risk Factors contained in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available at www.usautoparts.net and the SEC's website at www.sec.gov.  You are urged to consider these factors carefully in evaluating the forward-looking statements in this release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement.  Unless otherwise required by law, the Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as result of new information, future events or otherwise.

US Auto Parts®, Auto Parts Train™, PartsTrain®, Partsbin™, Kool-Vue™ and Auto-Vend™ are among the trademarks of U.S. Auto Parts.  All other trademarks and trade names mentioned are the property of their respective owners.

Investor Contacts:

Anne Rakunas
ICR, Inc.
(310) 954-1100
anne.rakunas@icrinc.com